Exhibit 99.1

Virtusa Announces Second Quarter 2017 Consolidated Financial Results

•                  Second quarter fiscal 2017 revenue of $210.1 million increased 2.2% sequentially and 46.9% year-over-year.

•                  Second quarter fiscal 2017 diluted EPS on a GAAP basis was $0.11, and $0.27 on a Non-GAAP basis.

•                  Commenced work with 12 new clients in the fiscal second quarter.

•                  Promotes Samir Dhir to President, Banking and Financial Services.

•                  Reconfirms midpoint of prior revenue guidance and updates non-GAAP EPS range to $1.26 to $1.34 for fiscal 2017.

Westborough, MA — (November 9, 2016) Virtusa Corporation (NASDAQ GS: VRTU), a global business consulting and IT outsourcing company that combines innovation, technology leadership and industry solutions to transform the customer experience, today reported consolidated financial results for the second quarter fiscal 2017, ended September 30, 2016.

Second Quarter Fiscal 2017 Consolidated Financial Results

Revenue for the second quarter of fiscal 2017 was $210.1 million, an increase of 2.2% sequentially and 46.9% year-over-year.  On a constant currency basis, (1) second quarter revenue increased 3.2% sequentially and 49.4% year-over-year.

Virtusa reported GAAP income from operations of $3.5 million for the second quarter of fiscal 2017, compared to loss from operations of $1.8 million for the first quarter of fiscal 2017 and income from operations of $13.3 million for the second quarter of fiscal 2016.

On a GAAP basis, net income for the second quarter of fiscal 2017 was $3.2 million, or $0.11 per diluted share, compared to net loss of $6.3 million, or $(0.21) per diluted share, for the first quarter of fiscal 2017, and net income of $11.1 million, or $0.37 per diluted share, for the second quarter of fiscal 2016.

Non GAAP Results:

Non-GAAP income from operations, which excludes stock-based compensation expense and acquisition related charges, was $12.9 million for the second quarter of fiscal 2017, compared to $7.7 million for the first quarter of fiscal 2017, and compared to $18.7 million for the second quarter of fiscal 2016.

Non-GAAP net income, which excludes stock-based compensation expense, acquisition related charges, and foreign currency transaction gains and losses, each net of tax, for the second quarter of fiscal 2017 was $8.4 million, or $0.27 per diluted share, compared to $5.3 million, or $0.18 per diluted share, for the first quarter of fiscal 2017, and compared to $15.0 million, or $0.50 per diluted share, for the second quarter of fiscal 2016.

Balance Sheet and Cash Flow

The Company ended the second quarter of fiscal 2017 with $227.3 million of cash, cash equivalents, and short-term and long-term investments (2).  Cash flow from operations was $25.2 million for the second quarter of fiscal 2017.

Management Commentary

Kris Canekeratne, Virtusa’s Chairman and CEO, stated, “We are pleased with our second quarter results, which include strong growth in our BFSI and M&I industry groups.  While market conditions remain challenging, we continue to see healthy demand for our solutions. This is reflected in our pipeline, which is expanding across all verticals and solution areas.”

Ranjan Kalia, Chief Financial Officer, said, “During the second quarter, we delivered revenue above the mid-point of our guidance range and reported solid sequential improvement in our DSO which helped drive strong cash flow in the quarter. The midpoint of our fiscal year 2017 revenue guidance remains unchanged despite higher than expected foreign currency headwinds and third quarter furloughs. Our revised EPS guidance reflects the impact of higher onsite effort and contractor resourcing related to digital transformation programs, as well as currency headwinds.”

Organizational Changes

Virtusa announced today that Samir Dhir, Chief Delivery Officer and Head of India Operations, has been appointed President of Banking and Financial Services (BFS), effective immediately. Mr. Dhir replaces Jitin Goyal who resigned to pursue other interests.

Commenting on the appointment, Kris Canekeratne, Virtusa’s Chairman and CEO, stated, “I would like to congratulate Samir on his appointment to President of Banking and Financial Services. Since the announcement of our acquisition, Samir has played a key role in the successful integration of Polaris and took overall responsibility for our largest banking client. I am confident that Samir and the BFS leadership team will continue to build on our strong platform and enable us to further capitalize on the significant digital transformation opportunity. I would also like to thank Jitin for his many contributions including the successful integration of Polaris into Virtusa. We wish Jitin the very best.”

Mr. Dhir is a 23 year veteran of the IT Services industry.  Since joining Virtusa in 2010 he has served as Chief Delivery Officer and Head of India Operations, responsible for global delivery across all operating geographies. During his tenure, Dhir has built strong executive relationships with the firm’s largest clients, including Citigroup and British Telecommunications plc. He is also a key member of NASSCOM’s IT Services Council which has been initiated to sustain and grow global leadership in IT. Prior to Virtusa, Dhir worked for Wipro Technologies where he managed a large delivery organization for technology, media, transportation and services business, handled the company’s SAP Practice and ran the managed services business. Prior to Wipro he held leadership positions with Avaya and Lucent Technologies in the UK.

Financial Outlook

Virtusa management provided the following current financial guidance:

•                  Third quarter fiscal 2017 revenue is expected to be in the range of $214.5 to $219.5 million. Non-GAAP diluted EPS is expected to be in the range of $0.34 to $0.38. GAAP diluted EPS is expected to be in the range of $0.17 to $0.21.

•                  Fiscal year 2017 revenue is expected to be in the range of $854 to $866 million. Non-GAAP diluted EPS is expected to be in the range of $1.26 to $1.34. GAAP diluted EPS is expected to be in the range of $0.40 to $0.48.

•                  Virtusa anticipates a restructuring charge in the in the second half of fiscal 2017 of approximately $1.5 to $2.0 million related to certain expense savings initiatives. This charge is not reflected in the current GAAP EPS guidance as the timing of this restructuring will impact the amount incurred in the third and fourth quarters. Additionally, this charge will not impact reported non-GAAP EPS.

The Company’s third quarter and fiscal year 2017 diluted EPS estimates an average share count of approximately 30.1 million and 30.2 million, respectively, (assuming no further exercises of stock-based awards) and assumes a stock price of $18.98, which was derived from the average closing price of the Company’s stock over the five trading days ended on November 4, 2016.  Deviations from this stock price may cause actual diluted EPS to vary based on share dilution from Virtusa’s stock options and stock appreciation rights.

Conference Call and Webcast

Virtusa will host a conference call today, November 9, 2016 at 5:00 p.m. Eastern Time to discuss the Company’s second quarter fiscal 2017 financial results, current financial guidance, and other corporate developments. To access this call, please dial 877-440-5788 (domestic) or 719-325-4842 (international). The passcode is 6070061. A replay of this conference call will be available through November 16, 2016 at 877-870-5176 (domestic) or 858-384-5517 (international).  The replay passcode is 6070061.  A live webcast of this conference call will be available on the “Investors” page of the Company’s website (www.virtusa.com), and a replay will be archived on the website as well.

About Virtusa

Virtusa provides end-to-end information technology (IT) services to Global 2000 companies. These services, which include IT consulting, application maintenance, development, systems integration and managed services, leverage a unique Platforming methodology that transforms clients’ businesses through IT rationalization. Virtusa helps customers accelerate business outcomes by consolidating, rationalizing, and modernizing their core customer-facing processes into one or more core systems.

Virtusa delivers cost-effective solutions through a global delivery model, applying advanced methods such as Agile and Accelerated Solution Design to ensure that its solutions meet the clients’ requirements. As a result, its clients simultaneously reduce their IT operations cost while increasing their ability to meet changing business needs.

On March 3, 2016, Virtusa, through its India subsidiary, acquired an aggregate of approximately 51.7% of the fully diluted outstanding shares of Polaris Consulting & Services, Ltd., from founding shareholders, promoters, and certain other minority stockholders. In April 2016, Virtusa purchased an additional 26% of the fully diluted outstanding shares of Polaris from the company’s public shareholders in a mandatory open offer. Polaris is a majority owned subsidiary of Virtusa.

Founded in 1996 and headquartered in Massachusetts, Virtusa has operations in North America, Europe, and Asia.

© 2011 - 2016 Virtusa Corporation.  All rights reserved.

Virtusa, Accelerating Business Outcomes, BPM Test Drive and Productization are registered trademarks of Virtusa Corporation. All other company and brand names may be trademarks or service marks of their respective holders.

Non-GAAP Financial Information

This press release includes certain Non-GAAP financial metrics as defined by Regulation G by the Securities and Exchange Commission. These Non-GAAP financial metrics are not based on any comprehensive set of accounting rules or principles and should not be considered a substitute for, or superior to, financial metrics calculated in accordance with GAAP, and may be different from Non-GAAP metrics used by other companies. In addition, these Non-GAAP metrics should be read in conjunction with Virtusa’s financial statements prepared in accordance with GAAP.

Virtusa believes the following financial metrics will provide additional insights to measure the operational performance of the business.

•                  Virtusa presents constant currency revenue growth rates to provide insights into, and a framework for assessing, how Virtusa’s revenue performed excluding the effect of foreign currency rate fluctuations (see footnote 1).

•                  Virtusa presents a reconciliation of its cash, cash equivalents, short term and long term investments which Virtusa believes provides insight into its cash position and overall liquidity (see footnote 2).

•                  Virtusa also presents the following consolidated statement of income metrics that exclude acquisition-related charges, stock-based compensation expense and foreign currency transaction gains and losses to provide further insights into the comparison of Virtusa’s operating results among the periods:

•                  Non-GAAP income from operations: income (loss) from operations, as reported on Virtusa’s consolidated statements of income (loss),

excluding stock-based compensation expense and acquisition-related charges.

•                  Non-GAAP operating margin: Non-GAAP income from operations as a percentage of reported revenues.

•                  Non-GAAP net income: net income (loss), as reported on Virtusa’s consolidated statements of income (loss), excluding the tax adjusted impact of the following, stock-based compensation, acquisition-related charges and foreign currency transaction gains and losses.

•                  Non-GAAP diluted earnings per share: diluted earnings (loss) per share, as reported on Virtusa’s consolidated statements of income (loss), excluding tax adjusted per share impact of the following, stock-based compensation, acquisition-related charges and foreign currency transaction gains and losses.

The following table presents a reconciliation of each Non-GAAP financial metric to the most comparable GAAP metric:

	(in thousands, except per share amounts)
	Three Months Ended September 30,		Six Months Ended September 30,
	2016	2015	2016	2015
GAAP income from operations	$3,537	$13,256	$1,688	$25,666
Add: Stock-based compensation expense	6,142	3,105	12,275	6,634
Add: Acquisition-related charges (a)	3,247	2,387	6,672	4,688
Non-GAAP income from operations	$12,926	$18,748	$20,635	$36,988

GAAP operating margin	1.7%	9.3%	0.4%	9.2%
Effect of above adjustments to income from operations	4.5%	3.8%	4.6%	4.1%
Non-GAAP operating margin	6.2%	13.1%	5.0%	13.3%

GAAP net income (loss)	$3,214	$11,086	$(3,042)	$21,199
Add: Stock-based compensation expense	6,142	3,105	12,275	6,634
Add: Acquisition-related charges(a)	3,247	2,387	6,672	4,688
Add: Foreign currency transaction (gains) losses(b)	(2,030)	(219)	1,550	(194)
Tax adjustments(c)	(1,802)	(1,398)	(3,199)	(2,961)
Noncontrolling interest, net of taxes (d)	(357)	—	(556)	—
Non-GAAP net income	$8,414	$14,961	$13,700	$29,366

GAAP diluted earnings (loss) per share	$0.11	$0.37	$(0.10)	$0.71
Effect of stock-based compensation expense	0.16	0.08	0.34	0.16
Effect of acquisition-related charges (a)	0.08	0.06	0.18	0.11
Effect of foreign currency transaction (gains) losses(b)	(0.07)	(0.01)	0.05	(0.00)
Effect of noncontrolling interest (d)	(0.01)	—	(0.02)	—
Non-GAAP diluted earnings per share (e)	$0.27	$0.50	$0.45	$0.98

(a) Acquisition-related charges include, when applicable, amortization of purchased intangibles, external deal costs, acquisition-related retention bonuses, changes in the fair value of contingent consideration liabilities, charges for impairment of acquired intangible assets and other acquisition-related costs including integration expenses consisting of outside professional and consulting services and direct and incremental travel costs

(b) Foreign currency transaction gains and losses are inclusive of gains and losses on related foreign exchange forward contracts not designated as hedging instruments for accounting purposes.

(c) Tax adjustments reflect the tax effect of the non-GAAP adjustments using the non-GAAP effective statutory tax rate for the respective periods.

(d) Noncontrolling interest represents the minority shareholders interest of Polaris

(e) Non-GAAP diluted earnings per share for the six months ended September 30, 2016 includes 567,037 shares of common stock equivalents that were excluded from GAAP diluted loss per share as their effect would have been anti-dilutive.

Footnotes

(1) To determine sequential revenue change in constant currency for the Company’s second quarter of fiscal 2017, revenue from entities reporting in U.K. Pounds (GBP), Euros, and Swedish Krona (SEK) were converted into U.S. dollars at the average exchange rates in effect for the three months ended June 30, 2016, rather than the actual exchange rate in effect for the three months ended September 30, 2016.  To determine year-over-year revenue change in constant currency for the Company’s second quarter of fiscal 2017, revenue from entities reporting in U.K. Pounds (GBP), Euros, and Swedish Krona (SEK) were converted into U.S. dollars at the average exchange rates in effect for the three months ended September 30, 2015, rather than the actual exchange rate in effect for the three months ended September 30, 2016. The average exchange rates for the three months ended September 30, 2015, June 30, 2016, and September 30, 2016 are presented in the following table:

	Average U.S. Dollar Exchange Rate For the Three Months Ended
	September 30, 2015	June 30, 2016	September 30, 2016
GBP	1.55	1.43	1.31
Euro	1.11	1.13	1.12
SEK	8.46	8.25	9.28

(2) The Company considers the measure of cash, cash equivalents, short-term and long-term investments to be a more meaningful indicator of the Company’s overall liquidity. All of the Company’s investments are classified as available-for-sale, including the Company’s long-term investments which consist of fixed income securities, including government agency bonds and municipal and corporate bonds, which meet the credit rating and diversification requirements of the Company’s investment policy as approved by the Company’s audit committee and board of directors.

(3) On March 3, 2016 Virtusa acquired a majority interest in Polaris. In accordance with US GAAP, Polaris financial results for the quarter ending September 30, 2016 and assets and liabilities as of that date have been consolidated in full into Virtusa’s financial statements.  Profit attributable to minority shareholders (Non-controlling Interest) in the Consolidated Statements of Income was $1.2 million, while net assets attributable to ownership in Polaris by minority shareholders (Non-controlling Interest) in our Consolidated Balance Sheets was $66.6 million at September 30, 2016.

(4) The impact of the Polaris transaction on GAAP EPS includes Virtusa’s controlling interest in earnings per share for Polaris, interest on debt, Polaris acquisition related charges, lost interest income on cash used to fund the acquisition, the foreign exchange translation gain or loss relating to the funding of the Polaris acquisition and related tax effects.  The impact of the Polaris transaction on Non-GAAP EPS includes Virtusa’s controlling interest in earnings per share for Polaris, interest on debt, lost interest income on cash used to fund the acquisition and related tax effects, but excludes the effect of acquisition related charges, amortization of Polaris intangibles, the foreign exchange translation gain or loss relating to the funding of the Polaris acquisition and Polaris stock-compensation cost.

Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding, Virtusa’s expectations concerning management’s forecast of financial performance, the growth of our business and management’s plans, objectives, and strategies. These forward-looking statements include, but are not limited to, plans, objectives, expectations and intentions and other statements contained in this press release that are not historical facts, and statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “see,” “seeks,” “estimates,” “will,” “should,” “may,” “confident,” “positions,” “look forward to,” and variations of such words or words of similar meaning and the use of future dates. These forward-looking statements reflect our current views about our plans, intentions, expectations, strategies and prospects, which are based on the information currently available to us and on assumptions we have made. Although we believe that our plans, intentions, expectations, strategies and prospects as reflected in or suggested by those forward-looking statements are reasonable, we can give no assurance that these plans, intentions, expectations or strategies will be attained or achieved. Furthermore, actual results may differ materially from those described in the forward-looking statements and will be affected by a variety of risks and factors that are beyond our control including, without limitation:  Virtusa’s failure to realize the intended benefits of the Polaris acquisition, including the inability to integrate Virtusa’s and Polaris’ business and operations or the inability to realize the anticipated synergies and revenues or growth rates in the expected amounts or within the anticipated time frames or cost expectations or at all; the possibility that Virtusa’s current or future estimated combined or standalone guidance may differ materially from expectations; the ability of Virtusa to manage an Indian public company; Virtusa incurring unexpected costs or liabilities in connection with the Polaris acquisition; unanticipated acquisition related costs and negative effects on Virtusa’s reported results of operations from acquisition related charges; increase in client or employee attrition due to the Polaris acquisition;  inability of Virtusa to service the $200 million term loan incurred by Virtusa to acquire Polaris or to maintain compliance with certain financial covenants under the loan facility; Virtusa’s ability to integrate the operations of, and achieve expected synergies and operating efficiencies in connection with, other previously acquired businesses; unanticipated acquisition related costs and negative effects on Virtusa’s reported results of operations from previous acquisitions; Virtusa’s dependence on a limited number of clients as well as clients located principally in the United States and United Kingdom and in concentrated industries; currency exchange rate fluctuations of the Indian and Sri Lankan rupee, the U.S. dollar, the U.K pound sterling, the Swedish krona, and the euro; the international nature of our business; restrictions on immigration or changes in immigration laws; Virtusa’s ability to hire and retain enough sufficiently trained IT professionals to support its operations; Virtusa’s ability to expand its business or effectively manage growth; Virtusa’s ability to sustain profitability or maintain profitable engagements; increasing competition in the IT services outsourcing industry; Virtusa’s ability to attract and retain clients and meet their expectations; quarterly fluctuations in Virtusa’s earnings; client terminations or contracting delays, or delays in revenue recognition in any reporting period; Virtusa’s ability to successfully manage its billing and utilization rates and its targeted on-site to offshore delivery mix; technological innovation; Virtusa’s ability to effectively manage its facility, infrastructure and capacity needs; regulatory, legislative and judicial developments in Virtusa’s operations areas and Virtusa’s ability to comply with changing or complex laws and maintain effective internal controls to ensure ongoing compliance; the loss of any key member of Virtusa’s senior management team, political or economic instability in India or Sri Lanka; any reduction or withdrawal of tax benefits provided to Virtusa by the governments of India and Sri Lanka, or new legislation by such governments which could be harmful to Virtusa; wage inflation and increases in government mandated benefits in India and Sri Lanka; telecommunications or technology disruptions; worldwide economic and business conditions; and the volatility of the market price of Virtusa’s common stock. For additional disclosure regarding these and other risks faced by Virtusa, see the disclosure contained in Virtusa’s public filings with the Securities and Exchange Commission, including Virtusa’s Annual Report on Form 10-K for the fiscal year ended March 31, 2016 and subsequent Quarterly Reports on Form 10-Q, as filed with the Securities and Exchange Commission.

Virtusa Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands, unaudited)

	September 30, 2016	March 31, 2016
Assets:
Cash and cash equivalents	$158,897	$148,986
Short-term investments	42,532	53,917
Accounts receivable, net	122,999	138,530
Unbilled accounts receivable	59,008	58,063
Prepaid expenses	25,032	12,094
Restricted cash	229	93,921
Other current assets	23,469	23,268
Total current assets	432,166	528,779

Property and equipment, net	113,871	116,282
Investments accounted for using equity method	2,797	2,869
Long-term investments	25,908	28,817
Deferred income taxes	13,972	15,890
Goodwill	199,056	200,424
Intangible assets, net	61,458	66,846
Other long-term assets	17,157	20,105
Total assets	$866,385	$980,012

Liabilities:
Accounts payable	$25,113	$27,452
Accrued employee compensation and benefits	41,651	53,897
Deferred revenue	8,554	5,971
Accrued expenses and other	28,158	42,763
Current portion of long-term debt	8,870	8,881
Income taxes payable	1,782	2,300
Total current liabilities	114,128	141,264
Deferred income taxes	16,754	16,121
Long-term debt, less current portion	181,157	185,633
Long-term liabilities	9,261	9,039
Total liabilities	321,300	352,057

Virtusa stockholders equity	478,484	475,013
Noncontrolling interest	66,601	152,942
Stockholders equity	545,085	627,955
Total liabilities and stockholders’ equity	$866,385	$980,012

Virtusa Corporation and Subsidiaries

Consolidated Statements of Income (Loss)

(In thousands except share and per share amounts, unaudited)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2016	2015	2016	2015

Revenue	$210,089	$143,002	$415,560	$277,846
Costs of revenue	152,369	93,500	305,929	180,862
Gross profit	57,720	49,502	109,631	96,984
Total operating expenses	54,183	36,246	107,943	71,318

Income from operations	3,537	13,256	1,688	25,666

Other income (expense):
Interest income (expense)	(1,157)	1,502	(1,708)	2,927
Foreign currency transaction gains (losses)	2,030	219	(1,550)	194
Other, net	545	109	551	99
Total other income (expense)	1,418	1,830	(2,707)	3,220

Income (loss) before income tax expense	4,955	15,086	(1,019)	28,886
Income tax expense	499	4,000	35	7,687
Total net income (loss)	4,456	11,086	(1,054)	21,199
Less: Noncontrolling interest, net of tax	1,242	—	1,988	—
Net income (loss) attributable to Virtusa common stockholders	3,214	$11,086	$(3,042)	$21,199

Basic earnings (loss) per share	$0.11	$0.38	$(0.10)	$0.73
Diluted earnings (loss) per share	$0.11	$0.37	$(0.10)	$0.71
Weighted average number of common shares outstanding
Basic	29,616,179	29,217,820	29,551,233	29,143,383
Diluted	30,130,209	30,008,470	29,551,233	29,971,549

Virtusa Corporation and Subsidiaries

Consolidated Statement of Cash Flows

(In thousands, unaudited)

	Six Months Ended
	September 30,
	2016	2015
Cash flows from by operating activities:
Net income (loss)	$(1,054)	$21,199
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	12,479	7,639
Share-based compensation expense	12,275	6,634
Provision for doubtful accounts, net	417	203
(Gain)/loss on disposal of property and equipment	(110)	5
Foreign currency losses (gains) , net	1,550	(194)
Amortization of discounts and premiums on investments, net	703	372
Amortization of debt issuance cost	565	—
Excess tax benefits from stock option exercises	579	(2,127)
Net changes in operating assets and liabilities:
Accounts receivable and unbilled receivable	8,380	(14,168)
Prepaid expenses and other current assets	639	(4,923)
Other long-term assets	4,724	(209)
Accounts payable	(2,346)	670
Accrued employee compensation and benefits	(15,907)	(759)
Accrued expenses and other current liabilities	(1,667)	3,378
Income taxes payable	(7,654)	558
Other long-term liabilities	(5,516)	216
Net cash provided by operating activities	8,057	18,494
Cash flows from investing activities:
Proceeds from sale of property and equipment	2,499	3
Purchase of short-term investments	(46,513)	(29,261)
Proceeds from sale or maturity of short-term investments	76,533	26,405
Purchase of long-term investments	(23,113)	(18,173)
Proceeds from sale or maturity of long-term investments	6,222	8,200
Decrease (Increase) in restricted cash	92,646	(3,420)
Business acquisition, net of cash acquired	(3,460)	(37,167)
Purchase of property and equipment	(8,791)	(7,313)
Net cash provided by (used in) investing activities	96,023	(60,726)
Cash flows from financing activities:
Proceeds from exercise of common stock options	752	748
Proceeds from exercise of subsidiary stock options	340	—
Payment of debt	(5,000)	—
Payment of contingent consideration related to acquisition	(830)	—
Acquisition of noncontrolling interest	(89,147)	—
Principal payments on capital lease obligation	(73)	(51)
Excess tax benefits from stock option exercises	(579)	2,127
Net cash (used in) provided by financing activities	(94,537)	2,824
Effect of exchange rate changes on cash and cash equivalents	368	(3,136)
Net increase (decrease) in cash and cash equivalents	9,911	(42,544)
Cash and cash equivalents, beginning of period	148,986	124,802
Cash and cash equivalents, end of period	$158,897	$82,258

Supplemental Non-GAAP Financial Information as of September 30, 2016 and 2015

Reconciliation to total cash and cash equivalents, short-term investments and long-term investments:

Cash and cash equivalents, end of period	$158,897	$82,258

Short-term investments	42,532	96,286
Long-term investments	25,908	24,887
Total short-term and long-term investments, end of period	68,440	121,173

Total cash and cash equivalents, short-term investments and long-term investments	$227,337	$203,431

Virtusa Corporation and Subsidiaries

Reconciliation of Non-GAAP Guidance

	Three months ending		Fiscal Year ending
	December 31, 2016		March 31, 2017
	Low	High	Low	High

GAAP diluted earnings per share	$0.17	$0.21	$0.40	$0.48

Effect of stock-cased compensation expense	0.11	0.11	0.57	0.57
Effect of acquisition related charges	0.07	0.07	0.30	0.30
Effect of foreign currency transaction (gains) losses	0.00	0.00	0.05	0.05
Effect of noncontrolling interest	(0.01)	(0.01)	(0.04)	(0.04)
Non-GAAP diluted earnings per share	$0.34	$0.38	$1.26	$1.34

Weighted average diluted shares outstanding	30.1	30.1	30.2	30.2

Media Contact:

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Investor Contact:

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